Exhibit 68

EXECUTION VERSION

VOTING AND TRANSFER AGREEMENT

Dated as of May 16, 2025

Annexes & Exhibits

Annex I	Notice Parties; Signatories
Exhibit A	Joinder

i

VOTING AND TRANSFER AGREEMENT

THIS VOTING AND TRANSFER AGREEMENT (this “Agreement”) is entered into as of May 16, 2025 (the “Signing Date”), by and among: Brandon G. Lutnick (“Brandon”), Kyle S. Lutnick (“Kyle”), Casey J. Lutnick (“Casey”) and Ryan G. Lutnick (“Ryan”), in each case in their capacity as (a) Distribution Trustees and Investment Trustees of the KSL Management Trust, (b) Distribution Trustees and Investment Trustees of the BGL Management Trust, (c) Distribution Trustees and Investment Trustees of the CJL Management Trust, (d) Distribution Trustees and Investment Trustees of the RGL Management Trust (the Trusts referred to in clauses (a) through (d), the “Management Trusts”), (e) Individual Trustees of the Lutnick 1999 Descendants’ Trust, (f) Investment Trustees of the Howard W. Lutnick 2007 Descendants Trust and (g) Investment Trustees of the Lutnick 2020 Descendants Trust (the trusts referred to in clauses (a) through (g), the “Trust Parties”) ; KBCR Management Partners, LLC (“KBCR”); Tangible Benefits, LLC (“Tangible”); and LFA, LLC (“LFA”). Each of Brandon, Kyle, Casey and Ryan, in their trustee capacities described in the foregoing clauses (a) through (h), the Trust Parties, KBCR, Tangible and LFA, together with any other Persons who after the Signing Date become party to this Agreement pursuant to a joinder, are referred to as the “Parties” and each, a “Party”. Capitalized terms used in this Agreement shall have the meanings ascribed to them herein.

RECITALS

WHEREAS, on the Signing Date, Howard W. Lutnick, in his capacity as trustee of certain trusts (the “Seller”) has entered into Purchase Agreements (the “Purchase Agreements”) with Brandon, Kyle, Casey and Ryan, in each case in their capacity as Distribution Trustees and Investment Trustees of the Management Trusts (the “Purchasers”), pursuant to which the Seller has agreed to sell to the Purchasers, and the Purchasers have agreed to purchase from the Seller, all of the voting shares of CF Group Management, Inc., which may be deemed to beneficially own shares of BGC Group, Inc. (“BGC”) and Newmark Group, Inc. (“Newmark”); and

WHEREAS, the Parties desire to set forth certain provisions as to the voting and transfer of Equity Securities in Companies (including BGC and Newmark) that they may be deemed to beneficially own (such Equity Securities, together with any additional Equity Securities in Companies to which any Party may acquire beneficial or record ownership after the date hereof, excluding any Equity Awards granted to an individual, the “Covered Equity Securities”), with such voting and transfer provisions to be effective from and after the closing (the “Closing”) of the transactions contemplated by the Purchase Agreements. For the avoidance of doubt, Covered Equity Securities do not include any Equity Securities that Brandon, Kyle, Casey or Ryan own directly in their individual capacity (as opposed to in capacity as trustee of the Management Trusts, the Lutnick 1999 Descendants’ Trust, the Howard W. Lutnick 2007 Descendants Trust or the Lutnick 2020 Descendants Trust).

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1 Definitions

As used herein, the following terms shall have the meanings as set forth below:

1.1 “Action” shall mean any action, suit, litigation, arbitration or proceeding by or before a Governmental Authority.

1.2 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.3 “Agreement” shall have the meaning set forth in the preamble.

1.4 “Applicable Law” shall mean, with respect to any Person, any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ or stipulation enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

1.5 “Beneficial Interest” shall mean (a) any vested, contingent, present or future interest in the income or principal of property held in a trust or (b) the interest of any Person eligible at the discretion of the trustees of a trust to receive income or principal of the property held in such trust. For purposes of this Agreement, a Beneficial Interest shall not include the interest of a Person to whom the principal or income of a trust may be appointed by any Person (other than the trustees of such trust) who holds a power of appointment over the property of such trust.

1.6 “BGC” shall have the meaning set forth in the recitals.

1.7 “BGL Management Trust” shall mean the BGL Management Trust, created by an Agreement of Trust made May 13, 2025, between Howard W. Lutnick, as Grantor, Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees and Distribution Trustees, and Peak Trust Company – NV, as Administrative Trustee.

1.8 “Brandon” shall have the meaning set forth in the preamble.

1.9 “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

1.10 “Casey” shall have the meaning set forth in the preamble.

1.11 “CFLP” shall mean Cantor Fitzgerald, L.P., a Delaware limited partnership, and any successor thereto.

1.12 “CJL Management Trust” shall mean the CJL Management Trust, created by an Agreement of Trust made May 13, 2025, between Howard W. Lutnick, as Grantor, Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees and Distribution Trustees, and Peak Trust Company – NV, as Administrative Trustee.

1.13 “Closing” has the meaning set forth in the recitals.

1.14 “Closing Date” shall mean the date of the Closing.

1.15 “Company” shall mean any Public Entity (including BGC and Newmark) in which any Party or CFLP owns Equity Securities, other than a special purpose acquisition company or similar vehicle formed for the sole purpose of acquiring a private entity.

1.16 “Control” (including the terms “Controlled by” and “under common Control with”) shall mean the power to direct the management or policies of a Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise.

1.17 “Controlling Investment Trustee” means any individual serving as Investment Trustee of the Management Trusts (which, as of the Signing Date, is Brandon) whose decision with respect to investment decisions, under the terms of the Management Trusts, controls in the event of a disagreement among the Investment Trustees.

1.18 “Convertible Securities” shall mean any security convertible into or exchangeable for capital stock, membership interests, units, depositary shares, profits interests, ownership interests, equity interests, registered capital, and other equity securities or ownership interests and any and all warrants, rights or options to purchase any of the foregoing.

1.19 “Covered Equity Securities” shall have the meaning set forth in the recitals.

1.20 “Descendant” shall have the same meaning set forth in each of the Management Trusts.

1.21 “Director Election” shall have the meaning set forth in Section 2.1(b).

1.22 “Dynasty Trust A” shall mean Dynasty Trust A, created under Article SECOND of an Agreement of Trust made May 13, 2025, between Edith M. Lutnick, as Grantor, Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment Trustees and Distribution Trustees, and Bryn Mawr Trust Company of Delaware, as Administrative Trustee.

1.23 “Equity Awards” shall mean, with respect to a Company, Equity Securities, or any restricted stock, restricted stock units, stock appreciation rights, performance shares, stock options, contingent value rights, “phantom” stock, or similar securities, as well as any Equity Securities issued in respect thereof, of such Company granted or awarded to non-management members of its board of directors, members of management and key employees of such Company or any of its subsidiaries, in each case, pursuant to such Company’s equity-based incentive compensation plan, program or arrangements.

1.24 “Equity Securities” shall mean (a) any and all shares of capital stock, membership interests, units, depositary shares, profits interests, ownership interests, equity interests, registered capital, and other equity securities or ownership interests and (b) Convertible Securities.

1.25 “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.26 “Family Branch” shall have the meaning set forth in Section 2.2(a).

1.27 “Family Branch Representative” shall mean a Qualified Descendant designated to exercise the vote of a Family Branch in accordance with the rules of Section 2.2(a).

1.28 “Future Generation Qualified Descendant” shall have the meaning set forth in Section 2.2(a)(ii).

1.29 “G2” shall have the meaning set forth in Section 2.2(a)(i).

1.30 “Governmental Authority” shall mean any transnational, domestic or foreign federal, state, county, municipal or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, any executive, legislative, judicial, regulatory taxing or other governmental entity, any national stock exchange and any legislative body or legislative committee (including the U.S. Senate Committee on Commerce, Science and Transportation).

1.31 “Howard W. Lutnick 2007 Descendants Trust” shall mean the four separate trusts created by an Agreement of Trust dated May 28, 2007, between Howard W. Lutnick, as Grantor, and Allison L. Lutnick and J.P. Morgan Trust Company of Delaware, as Trustees.

1.32 “KBCR” shall have the meaning set forth in the preamble.

1.33 “Kyle” shall have the meaning set forth in the preamble.

1.34 “KSL Management Trust” shall mean the KSL Management Trust, created by an Agreement of Trust made May 13, 2025, between Howard W. Lutnick, as Grantor, Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, as Investment and Distribution Trustees, and Peak Trust Company – NV, as Administrative Trustee.

1.35 “LFA” shall have the meaning set forth in the preamble.

1.36 “Lutnick 1999 Descendants’ Trust” shall mean the Lutnick 1999 Descendants’ Trust, created by an Agreement of Trust made December 9, 1999, between Howard W. Lutnick, as Settlor, and Gary F. Lutnick, Douglas B. Gardner, Stuart A. Fraser and Wilmington Trust Company, as Trustees, as amended from time to time.

1.37 “Lutnick 2020 Descendants Trust” shall mean the Lutnick 2020 Descendants Trust, created by an Agreement of Trust made December 31, 2020, between Howard W. Lutnick, as Investment Trustee, Allison L. Lutnick, as Independent Trustee, and Rick O. Lambert, as Administrative Trustee.

1.38 “Majority Action” shall have the meaning set forth in Section 2.1(a).

1.39 “Majority of the Family Branches” shall mean, with respect to any matter, approval of such matter by both: (a) if there is a Controlling Investment Trustee, the Controlling Investment Trustee; and (b) if any Family Branch is entitled to vote in accordance with Section 2.2(a), a majority vote of the Family Branches entitled to vote in accordance with Section 2.2(a); provided that if there is no Controlling Investment Trustee and no Family Branch entitled to vote in accordance with Section 2.2(a), then a “Majority of Family Branches” shall mean, with respect to any matter, approval of such matter by a majority vote of all living and competent Qualified Descendants, with each such Qualified Descendant having one vote, irrespective of such Qualified Descendant’s generation.

1.40 “Management Trusts” shall have the meaning set forth in the preamble.

1.41 “Newmark” shall have the meaning set forth in the recitals.

1.42 “Organizational Documents” shall mean, with respect to any Person, such Person’s trust deed, trust declaration, agreement of trust, certificate of incorporation or formation or organization, articles of organization, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, operating agreement, or other similar governing documents of such Person, in each case as may be amended, restated, modified or supplemented from time to time.

1.43 “Party” shall have the meaning set forth in the preamble.

1.44 “Permitted Transferee” shall have the meaning set forth in Section 3.2.

1.45 “Permitted Transfers” shall have the meaning set forth in Section 3.2.

1.46 “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.47 “Pledge”, “Pledging” or “Pledged” shall mean, with respect to any equity interests of any Person, any pledge, mortgage, hypothecation or other encumbrance of such equity interests.

1.48 “Public Entity” shall mean any entity that is a Subsidiary of any Party or CFLP and whose securities are registered under Section 12 of the Exchange Act or otherwise whose securities are publicly traded on a securities exchange or other trading venue.

1.49 “Purchase Agreements” shall have the meaning set forth in the recitals.

1.50 “Purchasers” shall have the meaning set forth in the recitals.

1.51 “Qualified Descendant” shall have the meaning set forth in each of the Management Trusts.

1.52 “RGL Management Trust” shall mean the RGL Management Trust, created by an Agreement of Trust made May 13, 2025, between Howard W. Lutnick, as Grantor, Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, as Investment and Distribution Trustees, and Peak Trust Company – NV, as Administrative Trustee.

1.53 “Ryan” shall have the meaning set forth in the preamble.

1.54 “Seller” shall have the meaning set forth in the recitals.

1.55 “Signing Date” shall have the meaning set forth in the preamble.

1.56 “Subsidiary” shall mean, with respect to any Person, any other Person of which a majority of the issued and outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

1.57 “Tangible” shall have the meaning set forth in the preamble.

1.58 “Transfer,” “Transferring,” “Transferred” or words of similar import, shall mean, with respect to any Covered Equity Security, any sale, exchange, assignment, transfer, Pledge, distribution, gift, devise, bequest, or other disposition of such Covered Equity Security (including, without limitation, any inter-spousal disposition pursuant to a domestic relations proceeding) or grant of rights or interests in such Covered Equity Security, whether voluntarily or involuntarily, directly or indirectly (pursuant to the transfer of an economic, beneficial or other interest, the creation of a derivative security or otherwise), by operation of law (including by merger) or otherwise and including as a result of any sale or transfer of an entity that holds such Covered Equity Security; provided that any grant of a proxy to, or entry into a support or voting agreement or similar agreement or arrangement with, any Person to exercise voting control of any Covered Equity Securities, or the exercise of voting control pursuant to such proxy, support or voting agreement or similar agreement or arrangement, in each case in a manner that is consistent with Section 2 of this Agreement, shall not be considered a “Transfer.”.

1.59 “Trust Parties” shall have the meaning set forth in the preamble.

1.60 “Vote,” “Voting” or words of similar import, shall mean vote, provide a written consent, execute a proxy, or the entry into a support or voting or similar agreement or arrangement, as the case may be.

Section 2 Governance

This Section 2 shall go into effect and apply as of and after the Closing Date:

2.1 Majority Actions and Director Elections.

(a) Voting with Respect to Majority Actions. To the extent that any Vote of holders of Equity Securities of any Company is sought with respect to a Majority Action, the Parties shall Vote (or cause the Voting of) the Covered Equity Securities over which it has the direct or indirect power to Vote on such Majority Action, as directed by the Majority of the Family Branches. “Majority Action” shall mean, with respect to any Company:

(i) any merger or consolidation transaction or sale, lease or exchange of all, or substantially all, of the assets of such Company, or any transaction or series of related transactions pursuant to which shares of the Company are transferred such that more than 50% of the voting power of the Equity Securities of the Company are transferred;

(ii) entry by such Company or any of its Subsidiaries into any transaction or series of related transactions with a member of any Family Branch (other than with respect to election or removal of directors or comparable managers of such Company);

(iii) the authorization or issuance of any Equity Securities by such Company (other than pursuant to an incentive compensation plan); or

(iv) the amendment, restatement, modification or supplement of any Organizational Document of such Company or any of its Subsidiaries in a manner that would reasonably be expected to impair, interfere with or delay the exercise of the rights set forth herein as to Majority Actions.

(b) Voting with Respect to Director Elections. To the extent that any Vote of holders of Equity Securities of any Company is sought with respect to the election or removal of directors or comparable managers of any Company (a “Director Election”), (i) if there is a Controlling Investment Trustee, the Parties shall Vote (or cause the Voting of) the Covered Equity Securities over which it has the direct or indirect power to Vote on such Director Election, as directed by the Controlling Investment Trustee (after the Controlling Investment Trustee has consulted and deliberated with each of the Family Branch Representatives); and (ii) if there is not a Controlling Investment Trustee, the Parties shall Vote (or cause the Voting of) the Covered Equity Securities over which it has the direct or indirect power to Vote on such Director Election, as directed by a Majority of the Family Branches.

(c) This Section 2.1 shall not apply to any Vote of holders of Equity Securities of any Company with respect to any matter other than a Majority Action or a Director Election.

2.2 Family Branches.

(a) Each of Brandon and his collective descendants, Kyle and his collective descendants, Casey and her collective descendants and Ryan and his collective descendants shall constitute a family branch (“Family Branch”). Each Family Branch, if a Family Branch Representative for that Family Branch has then been designated in accordance with the rules of this clause (a), shall have one (1) vote in any determination of a Majority of the Family Branches. Each Family Branch’s vote shall be exercised by its Family Branch Representative in accordance with the rules set forth in this Section 2.2(a). A Family Branch Representative shall act in his or her individual capacity and not in his or her capacity as a trustee of any Party that is a trust.

(i) Each of Brandon, Kyle, Casey, and Ryan (each, a “G2”) shall be (and is hereby designated as) the Family Branch Representative of his or her Family Branch at any time that he or she is a Qualified Descendant, living and competent.

(ii) If a G2 is at any time not a Qualified Descendant, living and competent, then a majority of the descendants of that G2 who are then Qualified Descendants living and competent (such descendants, a Family Branch’s “Future Generation Qualified Descendants”) shall designate one (1) such Future Generation Qualified Descendant to act as the Family Branch Representative for that G2’s Family Branch.

(iii) A Family Branch Representative designated by any Family Branch’s Future Generation Qualified Descendants shall continue to act as its Family Branch Representative until either (A) he or she is no longer a Qualified Descendant, living and competent or (B) a successor Family Branch Representative for that Family Branch is designated in accordance with the rules set forth in this Section 2.2(a).

(iv) Any Future Generation Qualified Descendant may, by a notice in writing delivered to his or her Family Branch’s other Future Generation Qualified Descendants, call for a designation of a new Family Branch Representative for that Future Generation Qualified Descendant’s Family Branch at any time if either (A) there is no Family Branch Representative for that Family Branch at such time or (B) more than two (2) years has elapsed since the previous designation of a Family Branch Representative for that Family Branch. A majority of the then Future Generation Qualified Descendants of that Family Branch shall then designate one (1) Future Generation Qualified Descendant (who may be the previously serving Family Branch Representative) to act as the Family Branch Representative for that Family Branch. Any Family Branch Representative so designated shall immediately replace any prior serving Family Branch Representative for that Family Branch.

(v) Any designation of a Family Branch Representative made in accordance with this Section 2.2(a) shall be made by a notice in writing delivered to the other then current Family Branch Representatives.

(vi) Each descendant of a G2 who is then a Future Generation Qualified Descendant shall have an equal vote in any designation of a Family Branch Representative for that G2’s Family Branch made in accordance with this Section 2.2(a).

(vii) If at any time and for any reason a Family Branch has no Family Branch Representative (including because a Family Branch has no Qualified Descendants or a Family Branch’s Future Generation Qualified Descendants have not designated a Family Branch Representative in accordance with the foregoing rules of this Section 2.2(a)), that Family Branch’s vote shall be suspended (and such Family Branch shall not be viewed as entitled to vote for purposes of determining whether a Majority of the Family Branches has been obtained) until a Family Branch Representative is designated in accordance with this Section 2.2(a); provided, that if there is no Controlling Investment Trustee and no Family Branch entitled to vote in accordance with this Section 2.2(a), the living and competent Qualified Descendants of a Family Branch with no Family Branch Representative shall be entitled to participate in the vote of all Qualified Descendants conducted pursuant to the proviso in the definition of “Majority of the Family Branches.”

(b) With respect to any Majority Action, the applicable Parties shall provide each Family Branch or descendant entitled to vote, as applicable, reasonable notice under the circumstances of any proposed resolution or meeting in connection with which a Majority Action will be considered. The requirements of this Section 2.2(b) are intended to supplement (and not supersede) any notice requirements set forth in the Organizational Documents of such Company, and additional notice may be required on terms not set forth herein.

Section 3 Transferability OF COVERED EQUITY SECURITIES

This Section 3 shall go into effect and apply as of and after the Closing Date:

3.1 General Restrictions. Except as authorized by a Majority of the Family Branches or this Section 3, no Covered Equity Securities may be Transferred.

3.2 Certain Permitted Transfers. Notwithstanding Section 3.1, the following Transfers of Covered Equity Securities shall be permitted by this Agreement (each, a “Permitted Transfer”):

(a) any Transfer of Covered Equity Securities to one or more wholly owned Subsidiaries of one or more of the Parties;

(b) any Transfer of Covered Equity Securities to Dynasty Trust A (or any trustee of Dynasty Trust A in their capacity as such) or one or more wholly owned Subsidiaries of Dynasty Trust A;

(c) any Transfer of Covered Equity Securities that occurs solely as a result of the operation of the Organizational Documents of the Management Trusts, Dynasty Trust A, the Lutnick 1999 Descendants’ Trust, the Howard W. Lutnick 2007 Descendants Trust and the Lutnick 2020 Descendants Trust (or any trustee of the foregoing in their capacity as such) (and for the avoidance of doubt, nothing in this Agreement shall be construed to override any direction set forth in such Organizational Documents);

(d) any Transfer of Covered Equity Securities beneficially owned by CFLP to one or more wholly owned Subsidiaries of CFLP;

provided that, in each of cases (a), (b), (c) and (d), such Transfer shall be a Permitted Transfer only if both: (1) each Family Branch’s relative direct or indirect interest in the Covered Equity Securities is the same as after such Transfer as it was immediately prior to such Transfer; and (2) any recipient of such Transfer of Covered Equity Securities (or, if applicable, any heirs, assignees, executors, administrators, or other legal representatives of such Transferee) (the “Permitted Transferee”) shall execute a joinder in the form attached as Exhibit A with respect to such Covered Equity Securities if such Permitted Transferee (or Person controlling such Permitted Transferee) is not already a Party.

3.3 Other Restrictions.

(a) Any proposed Transfer of Covered Equity Securities shall be made in accordance with all Applicable Laws, and all necessary governmental notifications, consents and approvals shall have been delivered and obtained and such proposed Transfer shall not cause the applicable Company or any Party to be in violation of, or non-compliance with, any law or regulation applicable to any of the foregoing Persons.

(b) No Transfer of Covered Equity Securities shall be made if such Transfer would result in any circumstances that a Majority of the Family Branches reasonably determines in good faith would jeopardize favorable tax attributes, otherwise result in adverse tax consequences, or materially change reporting or registration obligations under Applicable Laws to any Company or Party.

(c) The Parties acknowledge that Applicable Laws and the Organizational Documents of a Company may set forth additional requirements on Transfer or issuance, including as to registration, certification and legends.

Section 4 Miscellaneous

4.1 Term. Except for Section 2 and Section 3 (both of which shall become effective as of the Closing Date), this Agreement shall be effective as of the Signing Date and shall remain valid and in force until terminated in accordance with Section 4.5. If the Purchase Agreements terminate prior to the Closing, then this Agreement shall be null and void and of no force or effect.

4.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail transmission (with confirmation of receipt of such electronic mail received by return electronic mail); or (iii) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery and providing proof of delivery. All communications shall be sent to the respective Parties at their addresses set forth on Annex I or the applicable joinder, or to such other address or electronic mail address as such Person may hereafter specify for such purpose by notice to the Parties, with a copy sent to (which shall not constitute notice to the Parties):

Cantor Fitzgerald, L.P.
499 Park Avenue
New York, NY 10022
Attention: General Counsel
Email: [***]

4.3 Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

4.4 Arbitration. The Parties agree that any dispute, claim or controversy arising out of or relating to this Agreement which cannot be amicably resolved among the parties, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration seated in New York, New York in accordance with the laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of commencement of the arbitration (or subsequent, equivalent AAA rules). The results, determinations, findings, judgments and/or awards rendered through such arbitration shall be final and binding on the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrators and the Parties shall maintain the confidentiality of the arbitration and dispute resolution proceedings and shall have the authority to make appropriate rulings to safeguard that confidentiality, unless the Parties agree otherwise or unless required by law or judicial decision.

4.5 Amendments. Except as otherwise set forth herein, this Agreement may not be amended, supplemented, discharged or terminated except in writing executed by all of the Family Branches, with each person signing on behalf of such Family Branch being a Family Branch Representative in accordance with Section 2.2 at the time of execution; provided that, once any such person shall cease to be a Family Branch Representative of such Family Branch in accordance with Section 2.2, then such amendment or supplement shall no longer be in effect unless the successor Family Branch Representative of such Family Branch shall have provided its written consent to such amendment on behalf of such Family Branch. Except as set forth in the proviso of the prior sentence, any such amendment, supplement, discharge or termination effected in accordance with this Section 4.5 shall be binding upon each Party and any of their Permitted Transferees, successors or assigns.

4.6 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. Any reference in this Agreement to a “year” or a number of “years” (without explicit reference to “fiscal year”) shall be interpreted as a reference to a calendar year or number of calendar years.

4.7 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

4.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable by any Applicable Law, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination that any term or other provision is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law and in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their successors and permitted assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of a Majority of the Family Branches. Any purported assignment, delegation or transfer not permitted by this Section 4.9(a) is null and void.

4.10 Counterparts; Facsimile. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the undersigned Persons; provided that a .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. Until and unless each Party has received a counterpart hereof signed by each of the undersigned Persons, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

4.11 Entire Agreement. This Agreement and all exhibits and annexes hereto constitute the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and understandings, whether oral and written, among the Parties with respect to the subject matter of this Agreement.

4.12 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party to this Agreement upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party to this Agreement, shall be cumulative and not alternative.

4.13 Further Assurances. Each Party agrees to execute and deliver, by the proper exercise of its trust, corporate, limited liability company or other powers, as applicable, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

4.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

4.15 Equitable Relief. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof to which such Party is entitled at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales, issuances and other Transfers not made in strict compliance with this Agreement). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. No Party shall be required to provide any bond or other security in connection with any such order or injunction.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned, acting in his or her capacities on behalf of the Parties as specified in Annex I, has executed this Agreement as of the Signing Date.

EACH OF THE TRUST PARTIES AND TRUSTEES, AS SET FORTH ON ANNEX I

By:	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick
Title:	Trustee

By:	/s/ Kyle S. Lutnick
Name:	Kyle S. Lutnick
Title:	Trustee

By:	/s/ Casey J. Lutnick
Name:	Casey J. Lutnick
Title:	Trustee

By:	/s/ Ryan G. Lutnick
Name:	Ryan G. Lutnick
Title:	Trustee

EACH OF THE SUBSIDIARY ENTITES, AS SET FORTH ON ANNEX I

By:	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick
Title:	Manager

[Signature Page to Voting and Transfer Agreement]

Annex I

Notice Parties; Signatories

Trust Party	Address	Signatory
KSL Management Trust	499 Park Avenue New York, NY 10022 Attention: Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, Distribution Trustees and Investment Trustees Email: [***]	Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, as all of the Distribution Trustees and Investment Trustees
BGL Management Trust	499 Park Avenue New York, NY 10022 Attention: Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, Distribution Trustees and Investment Trustees Email: [***]	Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, as all of the Distribution Trustees and Investment Trustees
CJL Management Trust	499 Park Avenue New York, NY 10022 Attention: Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, Distribution Trustees and Investment Trustees Email: [***]	Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, as all of the Distribution Trustees and Investment Trustees

RGL Management Trust	499 Park Avenue New York, NY 10022 Attention: Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, Distribution Trustees and Investment Trustees Email: [***]	Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, as all of the Distribution Trustees and Investment Trustees
The Lutnick 1999 Descendants Trust	499 Park Avenue New York, NY 10022 Attention: Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, Distribution Trustees and Investment Trustees Email: [***]	Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, as all of the Individual Trustees
Howard W. Lutnick 2007 Descendants Trust	499 Park Avenue New York, NY 10022 Attention: Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, Individual Trustees Email: [***]	Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, as all of the Investment Trustees
The Lutnick 2020 Descendants Trust	499 Park Avenue New York, NY 10022 Attention: Kyle S. Lutnick, Brandon G. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, Investment Trustees Email: [***]	Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, as all of the Investment Trustees

Subsidiary Entity	Address	Signatory
KBCR Management Partners, LLC	499 Park Avenue New York, NY 10022 Attention: Brandon G. Lutnick, Manager Email: [***]	Brandon G. Lutnick, as sole Manager
Tangible Benefits, LLC	499 Park Avenue New York, NY 10022 Attention: Brandon G. Lutnick, Manager Email: [***]	Brandon G. Lutnick, as sole Manager
LFA, LLC	499 Park Avenue New York, NY 10022 Attention: Brandon G. Lutnick, Manager Email: [***]	Brandon G. Lutnick, as sole Manager

Exhibit A

Joinder

THIS JOINDER (this “Agreement”) is made as of the date indicated in the signature block below (the “Effective Date”) by the undersigned (the “Joining Party”).

1. Joinder. The Joining Party hereby confirms that it has been furnished with a copy of, and has carefully read, the Voting and Transfer Agreement, dated May 16, 2025, by and among Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick, in each case in their capacities as distribution trustee, investment trustee or individual trustee of the trusts set forth therein; and each of KBCR, Tangible and LFA (as defined therein) (as may be amended, restated, modified or supplemented from time to time, the “Voting Agreement”), prior to its execution of this Agreement. By executing this Agreement, the Joining Party becomes a party to, and agrees to be bound by, the Voting Agreement to the same extent as if the Joining Party was an original party thereto with respect to the Covered Equity Securities Transferred to the Joining Party.

2. Definitions. Unless otherwise defined herein, each capitalized term shall have the meaning ascribed to it in the Voting Agreement.

3. Representations and Warranties. The Joining Party hereby represents and warrants to each of the Parties that:

(i) The Joining Party has all requisite power and authority to enter into this Agreement and to carry out the Joining Party’s obligations hereunder and under the Voting Agreement.

(ii) This Agreement has been duly executed by the Joining Party, and constitutes a valid and binding obligation enforceable against the Joining Party in accordance with its terms.

4. Full Force and Effect. All of the terms, covenants, agreements, conditions and other provisions of the Voting Agreement shall remain in full force and effect in accordance with their respective terms.

5. Notices. All notices provided to the Joining Party shall be sent or delivered to the following:

[Joining Party]

[Address]

Attention:	[●]
Email:	[●]

6. Miscellaneous. The provisions of Sections 4.2 (Notices), 4.3 (Governing Law), 4.4 (Arbitration), 4.6 (Construction), 4.7 (Headings), 4.8 (Severability), 4.10 (Counterparts; Facsimile) and 4.14 (Waiver of Jury Trial) of the Voting Agreement are hereby incorporated by reference herein, mutatis mutandis.

IN WITNESS WHEREOF, the Joining Party has executed and delivered this Agreement as of the date set forth below.

JOINING PARTY:

Name:

Date: